Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements of our reports dated February 8, 2019, relating to the consolidated financial statements of DCP Sand Hills Pipeline, LLC and subsidiary as of December 31, 2018 and 2017, and for each of the three years in the period ended December 31, 2018, and the consolidated financial statements of DCP Southern Hills Pipeline, LLC and subsidiary as of December 31, 2018 and 2017, and for each of the three years in the period ended December 31, 2018 (collectively, "the Companies") (which reports each express an unqualified opinion and include an explanatory paragraph regarding the Companies' change in method of accounting for revenue from contracts with customers in 2018, due to the adoption of Accounting Standards Codification Topic 606 - Revenue from Contracts with Customers), each appearing in this Annual Report on Form 10-K of Phillips 66 Partners LP for the year ended December 31, 2018:

•	Registration Statement No. 333-190195 on Form S-8 of Phillips 66 Partners LP,

•	Amendment No. 1 to Registration Statement No. 333-221353 on Form S-3 of Phillips 66 Partners LP, and

•	Registration Statement Nos. 333-217734 and 333-222178 on Form S-3 of Phillips 66 Partners LP.

/s/ Deloitte & Touche LLP

Denver, Colorado
February 22, 2019